Exhibit 99.1

Professional Holding Corp./Professional Bank Add Two Female Directors to Their Respective Boards

Ava Parker leads Palm Beach State College and Margaret Blakey heads the capital markets division of a multi-national real estate firm

Coral Gables, Fla., Sept. 23, 2020- Professional Holding Corp. (NASDAQ: PFHD), the financial holding company for Professional Bank, announced the addition of two new members to the Board of Directors for both entities. Correspondingly, Professional Bank has increased its number of directors to 12 and Professional Holding Corp. has increased its number of directors to 11.

“I am delighted to share the addition of two highly qualified directors who each bring a unique perspective, skills and experience that will help advance our plans for sensible growth and more market share,” Chairman & CEO Daniel R. Sheehan stated.  “Their respective expertise will be valuable as we continue to scale Professional Bank’s platform and balance sheet.”

Ava Parker is President of Palm Beach State College in Palm Beach County. She is the first female leader of the institution, which opened in 1933. PBSC has five campuses throughout Palm Beach County and serves over 47,000 students.

Before joining Palm Beach State, Parker was Executive Vice President and Chief Operating Officer at Florida Polytechnic University and served as a former Chair of the Board of Governors for the State University System. Earlier in her career, she was a partner with law firm Lawrence & Parker in Jacksonville where she represented municipalities in public finance transactions.

Currently, Parker sits on the Board of Directors of Orchid Island Capital, a publicly traded specialty finance company with $3 billion in assets. She is a member of the Florida Council of 100, the Women’s International Leadership Forum and the esteemed Orange Bowl Committee. Parker is also on the board of the Business Development Board of Palm Beach County and the Economic Council of Palm Beach County.

Parker was recently featured as one of Florida’s Most Influential Business Leaders in Florida Trend’s 2020 Florida 500 issue.

Parker earned her B.A. and J.D. degrees from the University of Florida. She lives in Palm Beach County.

“As our region reimagines itself, post-pandemic, it is important to have institutions like Professional Bank providing support that will contribute to our community’s economic growth and vitality,” Parker said. “I am pleased to be a part of the leadership of an organization that is flexible, innovative and committed to positively influencing the industry.”

Margaret S. Blakey is Executive Vice President for Triple Five, a multi-national real estate development firm headquartered in the U.S. and Canada. Serving as head of the firm’s capital markets group, Blakey has more than 30 years of experience in commercial real estate investment banking, investment management and capital markets.

Prior to joining Triple Five in 2018, Blakey was a partner and co-founding principal of Canopy Investment Advisors, LLC, an SEC-registered investment manager with a focus on commercial real estate debt investment strategies. She also worked on Wall Street, serving as managing director and portfolio manager of Capmark and BNY Mellon/Urdang. Prior to Capmark, Blakey was a senior member of the Real Estate Investment Banking group at Goldman Sachs and Director of Fixed Income at Credit Suisse.

Blakey has been a leader in various industry groups, including the Urban Land Institute where she chaired the Women’s Leadership Initiative for the ULI New York District Council. She holds an M.B.A. from Harvard Business School and a B.A. from Dartmouth College. She is based in New York City.

“I am delighted to join the board of Professional Bank to work with Dan and his highly qualified team, as the bank continues to serve its growing community in South Florida, and beyond,” Blakey said.

About Professional Holding Corp. and Professional Bank:

Professional Holding Corp. (NASDAQ:PFHD), is the financial holding company for Professional Bank, a Florida state-chartered bank established in 2008. Professional Bank focuses on providing creative, relationship-driven commercial banking products and services designed to meet the needs of small to medium-sized businesses, the owners and operators of these businesses, other professional entrepreneurs and high net worth individuals. Professional Bank currently operates through a network of nine locations in the regional areas of Miami, Broward, and Palm Beach counties. It also has a Digital Innovation Center located in Cleveland, Ohio. For more information, visit www.myprobank.com. Member FDIC. Equal Housing Lender.

Media Contacts:

Todd Templin or Eric Kalis, BoardroomPR

ttemplin@boardroompr.com/ekalis@boardroompr.com

954-370-8999